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                                                                    EXHIBIT 99.1

            TRIDENT APPOINTS JOHN S. EDMUNDS CHIEF FINANCIAL OFFICER

Sunnyvale, Calif. --- June 14, 2004: Trident Microsystems, Inc. (NASDAQ: TRID), a leading provider of semiconductor solutions to the multimedia and digital television markets, today announced the appointment of John S. Edmunds to the position of Chief Financial Officer.

Mr. Edmunds joins Trident from Zoran, where he was Vice President of Finance. Previously he served as Senior Vice President/CFO of Oak Technology which was acquired by Zoran in August 2003. Prior to Oak Technology, Mr. Edmunds was Corporate Controller/Director of Internal Audit at Electronics for Imaging. Mr. Edmunds previously held several senior level finance positions during his eleven years at Tandem Computers as well as during six years with the international accounting firm Coopers and Lybrand. Mr. Edmunds holds a C.P.A. and a BS in Finance and Accounting from U.C. Berkeley. .

"We are very pleased to welcome Mr. Edmunds to Trident," said Frank Lin, President and CEO. "Mr. Edmunds is a seasoned finance professional with extensive experience in finance and accounting as well as a good working relationship with Wall Street. In addition, he has a strong knowledge of the semiconductor digital media industry. We look forward to adding his unique expertise to our management team."

"The combination of an optimal cost structure, solid balance sheet, strong product roadmap and several large OEM customers in the Far East who are quickly subscribing to the value proposition make Trident a compelling pure play DTV company," said Mr. Edmunds. "I believe Trident is well positioned for growth in the rapidly expanding Digital Television market and I am pleased to join the management team at this time as Trident moves to the next level."

FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including statements which use the words "believe", "intends", "potential", "anticipate", and similar words. The forward-looking statements above are subject to certain risks and actual results could vary materially depending on a number of factors. These risks include that one or the other of the transactions will not be completed in a timely manner, or at all, or that once completed the restructuring will not produce the anticipated results due to a variety of factors including failure to integrate operations effectively, or continuing competitive challenges and a difficult economic climate. Additional factors that may affect the Company's business are described in detail in the Company's filings with the Securities and Exchange Commission.




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ABOUT TRIDENT MICROSYSTEMS, INC.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of multimedia integrated circuits (ICs) for PCs and digital processing ICs for TVs and TV monitors. Trident's products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company's web site: http://www.tridentmicro.com.


FOR PRESS RELEASES:
Trident Microsystems, Inc.
Investor Relations
Tel:  (408) 991-8090
                                               EMAIL:  INVESTOR@TRIDENTMICRO.COM
Web site: http://www.tridentmicro.com